Exhibit 99.1

FOR IMMEDIATE RELEASE Teton Energy Corporation 410 17th Street, Suite 1850 Denver, CO 80202 www.teton-energy.com

Company contact:

Gillian Kane

(303) 565-4600 ext. 101

gkane@teton-energy.com

www.teton-energy.com

Teton Energy Announces Two Million Share Common Stock Offering

DENVER – (PR Newswire) – July 20, 2006 – Teton Energy Corporation (the “Company”) (AMEX: TEC), an independent oil and gas exploration and production company with operations in the U.S. Rocky Mountain region, today announced that it intends publicly to offer 2 million shares of its common stock.

Petrie Parkman & Co. is serving as sole underwriter and book-running manager for the offering. The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained by contacting the offices of Petrie Parkman & Co. at 303-292-3877 or 475 17th Street, Suite 1100, Denver, CO 80202.

The Company intends to grant the underwriter a 30-day option to purchase a maximum of 300,000 additional shares of its common stock. The Company intends to use the net proceeds from the offering to finance its ongoing capital expenditure program and for general corporate purposes.

The shares of common stock will be offered pursuant to an effective shelf registration on Form S-3, which was previously filed with the Securities and Exchange Commission (the “SEC”). An electronic copy of the prospectus and preliminary prospectus supplement are available at the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any state.

About Teton Energy Corporation

Denver-based Teton Energy Corporation is an independent oil and gas exploration and production company with operations in the Rocky Mountain region of the U.S. The Company’s common stock trades as TEC on the American Stock Exchange. More information about the Company is available on the Company’s website, www.teton-energy.com.

Forward-Looking Statements

This news release may contain certain forward-looking statements, including declarations regarding Teton and its subsidiary’s’ expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton’s management as at the date hereof and actual results may vary based upon future events, both within and without the control of the Teton’s management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. More information about potential factors that could affect the Company’s operating and financial results is included in Teton’s annual report on Form 10-K for the year ended December 31, 2005. Teton’s disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton’s website at www.teton-energy.com. Copies are available without charge, upon request from the Company.